UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, PAREXEL International Corporation (“we,” “us,” “our,” or “the Company”) entered into an Amended and Restated Change of Control/Severance Agreement with Mark A. Goldberg, President and Chief Operating Officer. Under the terms of the agreement, if Dr. Goldberg’s employment is terminated without “cause” (as defined in the agreement) other than due to his death or disability, or Dr. Goldberg terminates his employment for “good reason” (as defined in the agreement), he would be entitled to receive:

•	severance payments equal in aggregate to 2 times the sum of:
a.	base salary (at the highest rate in effect in the preceding 12 month period),
b.	subject to certification of achievement of applicable performance goals, the greater of (i) his target annual bonus in year of termination or (ii) the bonus paid to him for the immediately preceding fiscal year, and
c.	the value of all other annual benefits he receives immediately prior to his termination (less any pre-paid amounts paid in the year of termination for any periods Dr. Goldberg does not provide services to us), all to be paid in bi-monthly installments over a 2 year period;

•	accelerated vesting of all equity awards, except with respect to performance awards which shall vest when (and only to the extent that) our Compensation Committee certifies that the relevant performance metrics have been achieved following the end of the applicable performance period; and
•	insurance benefits to be provided or paid for 2 years.

If we terminate Dr. Goldberg’s employment without cause other than due to his death or disability, or Dr. Goldberg terminates his employment for good reason, in either case, during the period beginning six months prior to, and ending 24 months following, a “change of control” of the Company (as defined in the agreement), Dr. Goldberg would be entitled to receive:

•	a severance payment equal to 2 times the sum of:
a.	his annualized base salary (at the highest rate in effect in the preceding 12 month period),
b.	the greater of (i) his target annual bonus in the year of termination or (ii) the bonus paid to him for the immediately preceding fiscal year, and
c.	the value of all other benefits he receives immediately prior to his termination (less any pre-paid amounts paid in the year of termination for any periods Dr. Goldberg does not provide services to us);
•	accelerated vesting of all equity awards, with performance-based equity awards vesting at “target” level of performance;
•	outplacement services, up to $35,000; and
•	insurance benefits provided or paid for two years.

If Dr. Goldberg has begun to receive payments as a result of his termination by the Company without cause or his resignation for good reason and a change of control occurs within six months of his termination date, any payment to which he becomes entitled as a result of the change of control occurring within such period will be reduced by any amounts of severance he has already received.

If Dr. Goldberg’s employment terminates due to death or disability, Dr. Goldberg would be entitled to accelerated vesting of all of his equity awards, except performance awards which shall be earned as of the last day of the applicable performance period to the extent it would have been earned had he remained employed through the last day of the applicable performance period.

All payments, benefits and equity acceleration made to Dr. Goldberg under his agreement (with the exception of any payments of “accrued compensation” (as that term is defined in the agreement)) are subject to Dr. Goldberg’s timely execution and nonrevocation of a Separation and Release agreement in favor of the Company and with his continuing adherence to the terms of his Amended and Restated Key Employee Agreement.

The full text of the Change of Control/Severance Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing description of the agreement is qualified in its entirety by reference to the agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Change of Control/Severance Agreement, dated as of January 31, 2017, by and between the Company and Mark A. Goldberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2017	PAREXEL International Corporation

	By:	Josef H. von Rickenbach
Josef H. von Rickenbach Chairman and Chief Executive Officer

EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Change of Control/Severance Agreement, dated as of January 31, 2017, by and between the Company and Mark A. Goldberg.